                                                                                                                             Exhibit 99

For Immediate Release                                                                 Contacts: Mark Hendrix (Media relations)
                                                                                                                             (202) 835-5162
                                                                                                                             Steve Tamburo (Investor relations)
                                                                                                                             (202) 835-4478

RIGGS SELECTS KPMG AS INDEPENDENT AUDITOR

Washington, D.C., March 11, 2002 – Riggs National Corporation (NASDAQ: RIGS) today announced that KPMG LLP has been named the Company’s independent auditor for the fiscal year ending December 31, 2002, subject to ratification by Riggs’ shareholders at its annual meeting on April 17, 2002.

The Riggs Board of Directors selected KPMG in connection with the Audit Committee’s regular review of auditing services in order to ensure that Riggs shareholders continue to maintain utmost confidence in the integrity of the Company’s financial statements. KPMG’s selection follows a 28-year relationship between Riggs and Arthur Andersen LLP, during which time Andersen served Riggs well and adhered to a high standard of professionalism.

Riggs stated that among the factors considered in its selection of KPMG were industry expertise, engagement team experience, written and oral presentations, price, quality control procedures, and client references.

Riggs is filing a Form 8-K with the Securities and Exchange Commission detailing the change in independent auditor.

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Riggs National Corporation, the largest bank holding company headquartered in the nation’s capital, has 50 branches in the Washington, D.C. metropolitan area, as well as locations in Miami, London, Channel Islands and Berlin. As the leading banking institution in the nation’s capital, Riggs commands the largest market share serving one of the most affluent areas of the country, with specialized banking and financial management products and services for individuals, nonprofit organizations, and businesses. Riggs is also the dominant financial institution serving embassies, both in the United States and abroad. More information on the Company can be found at the Company’s website www.riggsbank.com.

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